P&F INDUSTRIES, INC. ACQUIRES EXHAUST TECHNOLOGIES, INC.

MELVILLE, N.Y., July 2, 2014 - P&F Industries, Inc. (NASDAQ: PFIN) today announced that effective July 1, 2014, it acquired all of the outstanding equity interests of Exhaust Technologies, Inc. (“ETI”) through a merger of a newly formed subsidiary of P&F with and into ETI. ETI markets its AIRCAT pneumatic tools primarily to the automotive market. The total purchase price, taking into effect a working capital adjustment, consisted of approximately $10,377,000 in cash. The newly acquired company will operate under the control of P&F’s subsidiary, Florida Pneumatic Manufacturing Corporation, located in Jupiter, Florida. The Company believes that this acquisition will be immediately accretive to earnings.

Richard Horowitz, P&F’s Chairman, President and Chief Executive Officer, explained, “I am extremely pleased to announce the acquisition of Exhaust Technologies Inc. and its AIRCAT product line. This acquisition will enable us to become a larger factor in the automotive air tools industry, further expand our product offering in this sector of the pneumatic tool market, as well as giving our Continental Tools group the ability to use the acquired technologies in other tools in its existing and future product offerings. Lastly, we believe that consolidating ETI’s operations into our Florida Pneumatic facility will generate cost reductions, as well as improve overseas purchasing power.”

About P&F Industries, Inc.

P&F Industries, Inc., through its two wholly owned subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as fencing hardware and door and window hardware primarily to the housing industry. P&F’s products are sold under their own trademarks and trade names, as well as under the private labels of major manufacturers and retailers.

About Exhaust Technologies, Inc.

Exhaust Technologies, Inc.’s AIRCAT products incorporate an ergonomically engineered handle design to relieve stress and fatigue on the operator’s hands, wrists and arms. AIRCAT tools have patented tuned exhaust muffler technology, which is designed to allow discharged air to pass without developing back pressure, thus retaining more power, while significantly reducing noise.

Safe Harbor Statement

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results for the 2014 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com